Exhibit 10.6

LOAN AGREEMENT

This Loan Agreement (as it may be amended, this “Agreement”) is entered into on June 12, 2026 by and between Ault & Company, Inc., a Delaware corporation (the “Borrower”) and Ault Capital Group, Inc., a Nevada corporation, or its assigns (the “Lender”).

1.       LOANS.

1.1   Amount. Subject to the terms and conditions contained in this Agreement, Lender will provide funds of up to Five Million Dollars ($5,000,000) from time to time upon the written request of Borrower to Lender. Each Loan request shall be accompanied by a reasonably detailed description of the amounts and purposes for the use of funds. Borrower represents that funds shall only be used as set forth in Section 3(f) below, and such representation shall be included by reference in all documents related hereto. All loan requests shall provide advance notice of at least three (3) business days. All amount loaned hereunder shall be referred to as “Term Loans.”

1.2  Repayment. Accrued interest on all Term Loans shall be payable monthly, with the principal and one month’s interest being payable at the maturity of the Term Loan, which will be on or before June 11, 2029 (the “Maturity Date”). The Term Loans shall be evidence by the form of promissory note (the “Term Note”) attached hereto as Exhibit A.

1.3  Interest. All Term Loans shall bear interest at eight and one half percent (8.5%) based on the actual number of days elapsed in a year of 365 days (the “Interest Rate”); provided, that after the occurrence of an Event of Default (as defined in the Term Note), all Term Loans and other monetary obligations shall, at Lender’s option, bear interest at a rate per annum equal to nine and one half percent (9.5%) in excess of the rate otherwise applicable thereto, for an aggregate rate of eighteen percent (18%) (the “Default Rate”) until paid in full or the Note is no longer in default (notwithstanding the entry of any judgment against any Borrower or the exercise of any other right or remedy by Lender), and all such interest shall be payable on demand. Notwithstanding anything to the contrary contained in this Agreement, the aggregate of all amounts deemed to be interest hereunder and charged or collected by Lender is not intended to exceed the highest rate permissible under any applicable law, but if it should, such interest shall automatically be reduced to the extent necessary to comply with applicable law and any such excess payments received by Lender shall be credited as a reduction of the outstanding principal balance.

2.       PERSONAL GUARANTY.

An affiliate of the Borrower hereby agrees to enter into a personal guaranty dated of even date herewith (the “Personal Guaranty”), which with this Agreement and the Term Note are collectively referred to herein as the “Loan Documents.” Such Personal Guaranty is attached hereto as Exhibit B.

3.       REPRESENTATION, WARRANTIES & COVENANTS.

To induce Lender to enter into this Agreement, the Borrower represents, warrants and covenants as follows (it being understood that (i) each such representation and warranty will be deemed remade as of the date on which each Term Loan is made and shall not be affected by any knowledge of, or any investigation by, Lender, and (ii) the accuracy of each such representation, warranty and covenant will be a condition to each Term Loan).

The Borrower warrants and represents to the Lender the following:

(a)  Due Organization; Valid Existence. Borrower is a corporation duly incorporated and validly existing under the laws of the State of Nevada.

(b)  Authority. The execution, delivery and performance of this Agreement, agreements and documents contemplated by this Agreement are valid, legal and binding obligations of the Borrower, are within Borrower’s corporate power, have been duly authorized by all necessary corporate action, and will not result in any event of default under the terms of Borrower’s articles of incorporation or bylaws, or of any agreement, or undertaking to which the Borrower is or may be a party or by which it is or may be bound.

(c)  Compliance with Laws. The Borrower will comply, in all material respects with all applicable laws, rules, regulations and orders, except to the extent that noncompliance would not have a material adverse effect upon the business, operations or financial condition of the Borrower taken as a whole.

(d)  Preservation of Existence. The Borrower will maintain and preserve, and cause each subsidiary, if any, to maintain and preserve, its existence, and become or remain duly qualified and in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, operations or financial condition of the Borrower, taken as a whole.

(e)  Maintenance of Properties. The Borrower will maintain and preserve, all of its properties which are necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any forfeiture or material loss thereof or thereunder.

(f)  Use of Proceeds. The proceeds from the Term Loans shall be used solely to repay Borrower’s issued and outstanding indebtedness as well as working capital, and shall under no circumstances be used by the Borrower to make payments for the personal benefit of any officer or director of the Borrower.

4.       TERM.

4.1.  Obligations of the Parties. This Agreement and the Loan Documents, and all representations, warranties and covenants of Borrower contained herein and therein shall remain in full force and effect until the occurrence of the earlier of (i) the Maturity Date, or (ii) the date that all of the monetary obligations hereunder are indefeasibly paid in full.

4.2.  Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, upon ten (10) days’ notice of termination and repayment of all outstanding obligations due to Lender hereunder; or (ii) by Lender at any time after the occurrence of an Event of Default, without notice, effective immediately.

4.3.  Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay in full all obligations due to the Lender hereunder, whether or not all or any part of such obligations are otherwise then due and payable.

4.4.  Effect of Termination. No termination shall affect or impair any right or remedy of Lender or relieve Borrower of any of the obligations until all of the monetary obligations have been indefeasibly paid in full. Upon indefeasible payment and performance in full of all of the monetary obligations and termination of this Agreement, the Personal Guaranty shall be deemed null and void.

5.       GENERAL PROVISIONS.

5.1.  Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally, by reputable private delivery service, by regular first-class mail or certified mail return receipt requested, addressed to Lender or Borrower at the address shown below, or by facsimile to the facsimile number shown below or at any other address (or to any other facsimile number) designated in writing by one party to the other party in the manner prescribed in this Section 5.1. All notices shall be deemed to have been given when received or when delivery is refused by the recipient.

(a)	Lender: Ault Capital Group, Inc.

11411 Southern Highlands Parkway, Suite 190

Las Vegas, Nevada 89141

Attn. William B. Horne, Chief Executive Officer

Tel: (949) 444-5464

Email: Will@ault.com

(b)	Borrower: Ault & Company, Inc.

11411 Southern Highlands Parkway, Suite 190

Las Vegas, Nevada 89141

Attn. Milton C. Ault, III, Chief Executive Officer

Tel: (949) 444-5464

5.2.  Severability. If any provision of this Agreement, or the application thereof to any party or circumstance, is held to be void or unenforceable by any court of competent jurisdiction, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

5.3.  Integration. This Agreement and the other Loan Documents represent the final, entire and complete agreement between the Borrower and the Lender and supersede all prior and contemporaneous negotiations, oral representations and agreements, all of which are merged and integrated into this Agreement. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR AGREEMENTS BETWEEN THE PARTIES THAT ARE NOT SET FORTH IN THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

5.4.  Waivers. The failure of Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Documents shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other loan document shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrower.

5.5.  Amendment. This Agreement may not be amended or modified except in a writing executed by Borrower and a duly authorized officer of Lender.

5.6.  Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement and the other Loan Documents.

5.7.  Benefit of Agreement; Assignability. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. No consent by Lender to any assignment shall release Borrower from its liability for any of the obligations. Lender shall have the right to assign all or any of its rights and obligations under this Agreement and any related document or agreement, to one or more other Persons, and Borrower agrees to execute all agreements, instruments and documents requested by Lender in connection with each such assignment and participation.

5.8.  Headings; Construction. Section and subsection headings are used in this Agreement only for convenience and do not affect the meanings of the provisions that they precede.

5.9.  Governing law. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED, AND SHALL BE DEEMED TO HAVE BEEN MADE, IN NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6.       WIRE TRANSFER INSTRUCTIONS

IN WITNESS WHEREOF, Borrower and Lender have signed this Agreement as of the date first set forth above.

BORROWER:

AULT & COMPANY, INC.

/s/ Milton C. Ault
By:	Milton C. Ault, III
Its:	Chief Executive Officer

LENDER:

AULT CAPITAL GROUP, INC.

/s/ William B. Horne
By:	William B. Horne
Its:	Chief Executive Officer

Exhibit A

FORM OF Term NoTE